Exhibit 99(a)

Culp Announces Results for Second Quarter Fiscal 2011

HIGH POINT, N.C.--(BUSINESS WIRE)--November 29, 2010--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter of fiscal 2011 ended October 31, 2010.

Fiscal 2011 Second Quarter Highlights

  Net sales for the second quarter were $48.9 million, a two percent decline over the second quarter of fiscal 2010, with mattress fabrics segment sales even with the prior year period and upholstery fabric segment sales down five percent over the same period a year ago.
  Pre-tax income for the second quarter was $3.2 million, or 6.5 percent of sales, compared with $3.5 million, or 7.0 percent of sales in the prior year period, an 8.6 percent decline.
  Net income was $4.0 million, or $0.30 per diluted share, compared with net income of $2.9 million, or $0.22 per diluted share, for the second quarter of fiscal 2010. Net income for the second quarter of fiscal 2011 included an $801,000 income tax benefit, while net income for the previous year period included income tax expense of $625,000.

Fiscal 2011 Year to Date Highlights

  Year to date sales were $104.8 million, up 10 percent from the same period a year ago.
  Year to date pre-tax income was $7.5 million, or 7.1 percent of sales, compared with $5.5 million, or 5.8 percent of sales for the same period last year, an increase of 36 percent.
  Year to date net income was $7.7 million, or $0.59 per diluted share, compared with net income of $4.8 million, or $0.37 per diluted share, for the same period a year ago. Year to date net income included a $270,000 income tax benefit, while net income for the previous year period included income tax expense of $740,000.
  With year to date capital expenditures of $5.1 million, the company has completed a multi-year expansion in its mattress fabrics business, with capital expenditures totaling $25 million plus $20 million spent for two acquisitions.
  The company’s financial position remained strong, with cash and cash equivalents and short term investments of $19.3 million and total debt of $11.6 million as of October 31, 2010.
  The projection for third quarter fiscal 2011 is for overall sales to be down in the range of 5 to 10 percent. Mattress fabric sales are expected to be comparable to last year, and upholstery fabrics sales are expected to be down 10 to 20 percent compared with the third quarter of fiscal 2010. Pre-tax income for the third quarter of fiscal 2011 is expected to be in the range of $2.6 to $3.3 million. Pretax income for the third quarter of last year was $3.8 million.

Overview

For the quarter ended October 31, 2010, net sales were $48.9 million, a two percent decline compared with $49.7 million a year ago. The company reported net income of $4.0 million, or $0.30 per diluted share, for the second quarter of fiscal 2011, compared with net income of $2.9 million, or $0.22 per diluted share, for the second quarter of fiscal 2010. Net income for the second quarter of fiscal 2011 includes an $801,000 income tax benefit, while net income for the previous year included income tax expense of $625,000. The income tax benefit for the second quarter of fiscal 2011 is primarily due to the reversal of the non-cash valuation allowance against net deferred tax assets associated with the company’s China operations. On a pre-tax basis, the company reported income of $3.2 million compared with pre-tax income of $3.5 million for the second quarter of fiscal 2010.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “While second quarter results reflect a much weaker U.S. retail environment, our year to date sales, profitability and return on capital are up from the prior year period. The uncertainties surrounding the economic outlook, a continued weak housing market, and high unemployment are all keeping U.S. consumers on the sidelines for now. However, we have continued to perform well during this period and we have strengthened our business models in both of our businesses. Additionally, we are pursuing international sales and marketing initiatives in our upholstery fabrics business, especially in Europe and China. We are excited about the global appeal of our products and the opportunity to reach new customers. Our strong financial resources are enabling us to pursue a more active growth strategy during these challenging times.”

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $28.3 million, relatively flat compared with $28.2 million for the second quarter of fiscal 2010.

“Our mattress fabrics business delivered a consistent performance, in spite of the weaker demand in the bedding industry,” said Saxon. “While sales were about the same level as the second quarter last year, these results reflect the planned discontinuation of a product line since a year ago. On a comparable basis, we are pleased with the favorable sales trends in our continuing product lines, which were up seven percent. We have benefited from our recent investments and initiatives to enhance our operations and develop an efficient and scalable manufacturing platform. However, our profitability for the second quarter was affected by increased competitive pricing pressures and higher raw material costs.

“We have recently completed a capital project to expand the internal production of our knitted fabrics product line, our fastest growing category. Including the second quarter capital expenditures, we have completed a multi-year expansion in our mattress fabrics business with a total investment of nearly $45 million, which included $25 million in capital expenditures and $20 million for two successful acquisitions. With these investments, Culp is well positioned with a large and modern, vertically integrated manufacturing platform in the two major product categories of the mattress fabrics industry. We have substantially improved upon our supply logistics from pattern inception to fabric delivery. With the completion of these expansions, our capital spending in mattress fabrics for the foreseeable future will be substantially lower. Above all, we remain focused on execution for our customers with outstanding service, reliable delivery performance and consistent quality and value,” added Saxon.

Upholstery Fabrics Segment

Sales for this segment were $20.5 million, a 4.5 percent decline compared with $21.5 million in the second quarter of fiscal 2010. Sales of China-produced fabrics were $17.2 million in the second quarter of fiscal 2011, a four percent decline over the prior year period, while sales of U.S. produced fabrics were $3.4 million, down 6.8 percent from the second quarter of fiscal 2010.

“As expected, our upholstery fabrics sales were influenced by weak U.S. consumer demand for furniture,” noted Saxon. “In addition to lower volumes, our profitability in this segment has also been affected by rising raw material costs. In order to offset some of these increases, we have implemented price increases on certain products.

“Our China operation has continued to be a steady performer for this business segment and China produced products accounted for 84 percent of sales in upholstery fabrics. While most of the China produced products have traditionally been sold to our U.S. customers, we have also expanded our sales to the local China market. While the level of these sales is still small, we have been pleased with the favorable customer response and are excited about the additional opportunities to leverage our substantial China platform. At the same time, we are expanding our global reach with greater emphasis on sales to customers in Europe and other international markets. We are encouraged by the interest from these new customer segments as a result of our product development, sales and marketing initiatives. We will continue to focus on these important areas during the balance of fiscal 2011.”

Balance Sheet

“In light of the ongoing economic uncertainties, we remain diligent in maintaining a strong financial position,” added Saxon. “As of October 31, 2010, our balance sheet reflected $19.3 million in cash and cash equivalents and short term investments. Total debt was $11.6 million, which includes current maturities of long term debt and long term debt. Our next major scheduled principal payment of $2.2 million is not due until August 2011. Our financial position is the strongest in our company’s history and provides us with a competitive advantage, giving us sufficient capital and flexibility to support our growth strategy.”

Outlook

Commenting on the outlook for the third quarter of fiscal 2011, Saxon remarked, “We expect that the economic uncertainties and ongoing issues surrounding the housing market and high unemployment will continue to affect U.S. consumer demand for furniture and bedding products. Additionally, our third quarter of last year was exceptionally strong, especially in upholstery fabrics. Overall, we expect our sales for the third quarter of fiscal 2011 to be 5 to 10 percent lower than the third quarter of last year.

“We expect sales in our mattress fabrics segment to be comparable with the same period a year ago. Operating income in this segment is expected to be somewhat lower than the same period a year ago, due primarily to higher raw materials costs and increased pricing pressure.

“In our upholstery fabrics segment, we are comparing to a strong third quarter of last year. We expect sales to be down 10 to 20 percent for the third quarter. We believe the upholstery fabric segment’s operating income will be significantly lower than the same time last year due to lower sales and rising raw material costs.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2011 in the range of $2.6 to $3.3 million. Given the volatility in the income tax area, the income tax expense or benefit and related tax rate for the third quarter of fiscal 2011 are too uncertain to project. This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

In closing, Saxon remarked, “We are making excellent progress in this uncertain and unpredictable business environment. It is in times like these that we can achieve the greatest gains for our long-term competitive position. Our financial strength enables us to be more aggressive while a number of competitors around the world are struggling with lower demand and a weaker financial position. We will continue to build upon our ‘economic moats’ in both businesses and pursue sales, marketing and product development initiatives, especially in Europe and China. Above all, we are focused on outstanding execution for our customers as a financially stable and trusted supplier of innovative fabrics, delivery performance and quality.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products. Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets. Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2010, for fiscal year ended May 2, 2010.

CULP, INC. Condensed Financial Highlights (Unaudited)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2010	2009	2010	2009

Net sales	$48,879,000	$49,716,000	$104,791,000	$95,193,000
Income before income taxes	$3,201,000	$3,504,000	$7,479,000	$5,495,000
Net income	$4,002,000	$2,879,000	$7,749,000	$4,755,000
Net income per share:
Basic	$0.31	$0.23	$0.60	$0.38
Diluted	$0.30	$0.22	$0.59	$0.37
Average shares outstanding:
Basic	12,932,000	12,671,000	12,901,000	12,662,000
Diluted	13,167,000	12,852,000	13,186,000	12,804,000

CONTACT:
Culp, Inc.
Investor Contact:
Kenneth R. Bowling, Chief Financial Officer
336-881-5630
or
Media Contact:
Teresa A. Huffman, Vice President of Human Resources
336-889-5161